Exhibit 99.1

CHAMPION REPORTS RESULTS FOR 3rd QUARTER
AND YEAR TO DATE 2011

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced its first comparable quarterly increase in revenues since the start of the worldwide economic meltdown in 2008.  The Company reported earnings for the third quarter of 2011 of  $876,000, or $0.09 per share, compared to a loss of $(571,000), or $(0.06) per share, for the same period in 2010. Net income for the nine months ended July 31, 2011 was $1.4 million, or $0.14 per share, on a basic and diluted basis. This compares to a loss of $(450,000), or $(0.05) per share, on a basic and diluted basis in the nine months ended 2010.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our third quarter saw slight growth in our overall revenue, which is the first time we have seen a quarter to quarter increase in revenue in several years. We believe we have a handle on the reasons for our margin compression during the quarter and intend to work through these issues as we conclude 2011 and enter into 2012. We were able to control our SG&A costs in the quarter when compared to the previous year which is indicative of our focus on improving operating efficiencies.”

Revenues for the three months ended July 31, 2011 were $32.0 million, compared to $31.9 million in the same period in 2010. This change represented an increase in revenues of $0.1 million, or 0.4%. Revenues for the nine months ended July 31, 2011 decreased to $95.0 million from $98.0 million in 2010. This change represented a decrease in revenues of $3.0 million or 3.1%. The printing segment experienced a sales decrease of $2.3 million, or 3.8%, while the office products and office furniture segment experienced a decrease of $0.1 million, or 0.3%, and the newspaper segment recorded a decrease of $0.6 million, or 5.1%, on a year to date basis. On a segment basis printing sales were down $86,000, or 0.4%, office products and office furniture sales were up $249,000, or 2.9%, and the newspaper sales were down $25,000, or 0.7%, for the third quarter of 2011. Toney K. Adkins, President and Chief Operating Officer, noted, “Our third quarter saw a stabilization of our top line. We need to continue aggressively to increase market share and then monetize these sales through productivity improvements. We continue to address areas in which additional savings can be attained to improve our bottom line.”

In the third quarter of 2011, the results were reflective of a gain on early extinguishment of debt to a related party of $1.3 million, or $0.8 million after tax, or $0.08 per share on a basic and diluted basis. The third quarter of 2010 results were reflective of restructuring related charges of approximately $1.6 million, or $1.0 million after tax, or $0.10 per share on a basic and diluted basis.

Mr. Reynolds concluded, “We remain very cautious regarding the fragile state of the economy and are planning accordingly. We believe our plants are in a state of readiness and prepared to capitalize on any improvement in the economic conditions we currently face.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 23,000 and 29,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended		Nine months ended
	July 31, 2011	July 31, 2010	July 31, 2011	July 31, 2010
Total revenues	$32,027,000	$31,889,000	$95,023,000	$98,016,000

Net income (loss)	$876,000	$(571,000)	$1,442,000	$(450,000)
Per share data:
Net income (loss)
Basic	$0.09	$(0.06)	$0.14	$(0.05)
Diluted	$0.09	$(0.06)	$0.14	$(0.05)
Weighted average shares outstanding:
Basic	10,173,000	9,988,000	10,050,000	9,988,000
Diluted	10,173,000	9,988,000	10,050,000	9,988,000

The following table is a reconciliation of net income (loss) as reported to core net income, which is defined as GAAP net income (loss) adjusted for restructuring and other charges, income associated with ineffectiveness related to an interest rate swap and gain on early extinguishment of debt to a related party. The Company believes that these items require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the three and nine months ended July 31, 2011 and 2010 financial statements more useful to investors.

	Three Months Ended July 31,		Nine Months Ended July 31,
	2011	2010	2011	2010
Net income (loss)	$876,000	$(571,000)	$1,442,000	$(450,000)
Interest rate swap, net of tax	-	-	-	(170,000)
Restructuring Charge, net of tax	-	973,000	150,000	1,059,000
Gain on early extinguishment of debt to related party, net of tax	(795,000)	-	(795,000)	-

Core net income	$81,000	$402,000	$797,000	$439,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492